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EXHIBIT 99

July 22, 2008

Monroe Bank & Trust and
MBT Financial Corp
Letter to Shareholders for the Six Months ending June 30, 2008

Dear Fellow Shareholder:

After the close of business on July 17th, we announced the financial results of MBT Financial Corp for the 2nd Quarter as well as the six months ending June 30, 2008. If you have not already received a copy of the press release, you can access a copy through our website at www.mbandt.com. In addition, I thought it would be equally important to communicate to you our thoughts on the current financial environment, and our plans going forward.

OUR CURRENT ENVIRONMENT

You have likely read the recent negative news concerning Michigan's economy, including the additional planned staff reductions in the domestic auto industry, increased unemployment, and continued rates of foreclosure among the highest in the country. In May, the rate of unemployment in Michigan reached 8.5%, with unemployment in Monroe County nearing 9%. This is the highest level of unemployment for both the state and our primary market area in over 15 years. Compounding this problem has been a reduction in property values, exacerbating the efforts of consumers to sell property, and our efforts to collect loans secured by real estate when sold. We estimate that property values in Monroe County have been reduced by a total of 25% on average over the past three years. Much has been published about abuses in the mortgage industry as a potential cause of the current rate of foreclosures. While there were certainly bad actors in the market, the vast majority of foreclosures in Michigan, and particularly Monroe and Wayne Counties have been created by the fact that people are out of work. The products offered by our own Mortgage department have always been above board, and we have never offered the type of "structured" products that have become synonymous with the sub prime lending debacle. In fact, delinquency rates within our own residential loan portfolio are far lower than national averages.

In addition to our local environment, recent announcements concerning the national economy, national rates of foreclosure, the stability of Freddie Mac and Fannie Mae, and a well publicized bank failure in California has created significant stress for all financial stocks. As of June 30, 2008 the NASDAQ Bank Composite Index has seen a decline of 23 % since year end 2007. The 10 banks in Michigan traded on major exchanges (excluding MBTF) have seen an average decline in value of 45% for the same period. While we are not pleased with our results for the first six months of this year, it is indicative of environmental factors affecting all financial institutions today, particularly in Michigan.

We believe that much of this reaction is unwarranted. The overwhelming majority of banks throughout the country and indeed in Michigan are safe, financially sound, with ample liquidity and capital to weather our current challenges. Furthermore, no depositor has ever lost a penny of deposits that were insured by the FDIC during its 75 year history.

Independent of what is occurring nationally and throughout Michigan, Monroe Bank & Trust remains well capitalized, with ample liquidity to meet the needs of our customers.

PROBLEM LOANS AND NON-PERFORMING ASSETS

Largely due to the environment outlined above, we have continued to see increases in our non-performing and problem loans. The economic climate in our local area continues to stress many of our commercial customers, which has been reflected in higher rates of delinquencies. The old adage that "all loans are good when made" still holds true. Our credit underwriting practices and policies are sound. However the environment outlined above has resulted in an increase in problem and non-performing assets to levels consistent with those of many of our peers in Michigan. We have been aggressive in identifying these problem assets as early as possible, and take quick action to set aside the appropriate reserves for any potential loss. Our loan loss reserve, which is used to offset loan charge-offs now stands at 1.83% of loans, which is well above peer averages of 1.22%.

EXPENSE CONTROL

Previously we announced key initiatives to reduce expenses, including the closing of one branch office, converting two separate offices to drive-up only service, and reductions in staff and other operating expenses. Salaries and benefits expense has decreased by 3% on a linked quarter basis for the second quarter of 2008, as well as a comparison to the second quarter of 2007. The total of full-time equivalent employees has declined by 41, or 10% over the past twelve

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months. While recently we have seen an increase in credit related costs, total baseline expenses have declined over the past quarter. Expense control has always been a focus of our culture, and we will continue to seek ways to reduce costs further.

A WORD ABOUT CAPITAL AND DIVIDENDS

Our capital levels remain strong, and well above regulatory minimums required to be considered a well-capitalized institution. As of June 30, 2008 our total tangible capital was $121,348,000. We have ample liquidity to meet the needs of our qualified loan customers, and continue to maintain a financially sound and solvent balance sheet. We are increasingly concerned however that the reduced earnings levels are not sufficient to cover our current dividend. Maintaining a strong capital position in today's environment is critical. Therefore, our board will be evaluating all options concerning the payment of our dividend during its monthly meeting in August. We will make a determination of the appropriate level of the dividend payment at that time.

All businesses are being challenged in today's economic climate, and MBT Financial Corp is no exception. However, your Board of Directors and management team are hard at work navigating through the various issues outlined above. We are confident that our strategies are appropriate, and will allow us to remain a sound and growing institution when this environment improves. As always, we welcome your comments, and appreciate your support.

Sincerely,


/s/ H. Douglas Chaffin
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H. Douglas Chaffin
President & CEO